Exhibit 99.1

Ashworth, Inc. Reports Third Quarter and YTD Fiscal 2008 Financial Results

  Ashworth Also Announces That It Is Exploring Strategic Alternatives Including a Potential Sale or Merger of the Company

CARLSBAD, Calif.--(BUSINESS WIRE) September 9, 2008--Ashworth, Inc. (NASDAQ: ASHW), a leading designer of on-course golf apparel and golf-inspired lifestyle sportswear, today announced unaudited financial results for its third quarter ended July 31, 2008.

Summary of Third Quarter Results:

Consolidated net revenue for the third quarter ended July 31, 2008 decreased 8.7% to $45.2 million as compared to $49.5 million for the third quarter of 2007. The Company reported consolidated third quarter net loss of $9.6 million, or $0.65 per basic and diluted share, compared to a net loss of $5.7 million, or $0.39 per basic and diluted share, for the same quarter of the prior year. Included in the third quarter fiscal 2008 quarterly loss is a non-cash tax charge of $1.3 million or $0.09 per basic and diluted share as compared to a non-cash tax charge of $1.4 million or $0.10 per basic and diluted share in the third quarter fiscal 2007, to increase the valuation allowance against the Company’s deferred tax assets. The quarterly loss for the 2008 period also reflects an increase in inventory write-down taken in the United Kingdom of $0.6 million.

In the third quarter of fiscal 2008, the Company’s consolidated gross margin decreased 330 basis points to 34.9% as compared to 38.2% in the third quarter of fiscal 2007. The decrease in consolidated gross margin was driven by increased discounting, higher product costs as a result of fixed overhead allocated to lower sales volumes, higher material and transportation costs, a higher volume of off-price sales, and increased inventory reserves. The Company’s off-price sales were at significantly higher discounts during the third quarter of 2008 as compared to the same quarter of the prior year. In addition, the European channel experienced larger discounts within its resort, golf and retail customers.

Consolidated selling, general and administrative (“SG&A”) expenses increased 4.4% to $22.8 million for the third quarter of fiscal 2008 as compared to $21.8 million for the third quarter of fiscal 2007. The increase is largely due to increased consulting fees, primarily associated with a review of the Company’s operations, cost structures and strategic plans. Also contributing to higher SG&A expenses were increases in tradeshow/tournaments/sales meeting expenses and an increase in royalties as a result of a higher concentration of revenues from licensed products, partially offset by lower commissions.

Revenues by Channel/Segment:

Golf

Total revenues in the domestic golf channel in the third quarter increased 5.5% to $18.2 million from $17.2 million for same period last year. This is the fourth consecutive quarter in which revenues in the golf channel have increased. In the third quarter of fiscal 2008, net revenues increased from both on-course and off-course golf retailers over the comparable prior year quarter. This growth is the result of the implementation of new sales management processes, in both the on-course and off-course channels of distribution, and a strengthening of the sales team in both quantity and quality. However, as a result of the difficult economy, retail sell-through during the third quarter of 2008 has been below expectations and we expect revenues from this channel to decrease for the remainder of the fiscal year as compared to prior year periods.

Corporate

Revenues for the corporate distribution channel were $4.3 million, a decrease of 31.5% as compared to the same period last year. This distribution channel has been adversely affected by reduced corporate spending and unusually high levels of discounted merchandise in the marketplace due to the economy.

Retail

Revenues for the retail distribution channel were $1.1 million, a decrease of 30.9% from $1.7 million in the third quarter 2007. This decrease was driven by a consolidation of retail accounts and their associated location closures, a challenging retail environment as well as a decision by the Company’s management team to strategically exit a number of large accounts.

Collegiate/Racing (The Game®/Kudzu®)

Third quarter revenues for Gekko Brands, LLC were $11.7 million, a decrease of 7.2% over the third quarter 2007. The decrease was primarily due to softness in the collegiate/bookstore channel as well as continued deterioration from the Outdoor Direct catalog sales and the timing of certain events in the golf and NASCAR/racing channels.

Company-owned Outlet Stores

Revenues from the Company-owned stores were $2.6 million, a decrease of 19.8% over third quarter 2007. The decrease in revenues from the Company-owned outlet stores was primarily due to the difficult economic environment combined with product assortment and merchandizing issues.

International

Revenues from the international segment decreased 14.4% to $7.3 million, a decrease of $1.2 million over the same period last year. Revenues were significantly lower in Europe largely due to reduced in-season replenishment orders from the Company’s resort, golf and retail customers as well as lower corporate revenues, due in part to the slowing economy in Europe.

Balance Sheet:

Net accounts receivable increased 3.7% from the prior year, while revenues decreased 8.7% for the third quarter. The $1.2 million increase in net accounts receivable was primarily due to a reduction in reserves for markdown allowances of $0.8 million and an increase in trade receivables of $0.4 million due to the timing of shipments during the three months ended July 31, 2008 as compared to the same period of the prior year. Net inventory increased 3.3% to $55.4 million as of July 31, 2008 as compared with the same period last year primarily due to the addition of the Sun Ice® brand.

Income Taxes:

The effective tax rate for the income tax provision for the three months ended July 31, 2008 and 2007 was a negative 22% and a negative 48%, respectively. The increase in the effective rate for the current period as compared to the same period of the prior fiscal year is due to discrete one-time charges in the third quarter of the current fiscal year of $4.3 million to increase the valuation allowance against the Company’s net deferred tax assets, primarily consisting of estimated net operating losses.

Exploration of Strategic Alternatives:

Ashworth is exploring strategic alternatives to enhance shareholder value and, in particular, capitalize on the global strength of the Ashworth® brand. These alternatives include, but are not limited to, a sale or merger of the Company. The Company has retained Kurt Salmon Associates Capital Advisors as its financial advisor.

Conference Call:

Investors and all others are invited to listen to a conference call discussing third quarter results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 800-762-8779. International participants should dial 480-248-5081. Callers should ask to be connected to Ashworth’s third quarter earnings teleconference or provide the conference ID number 3918102. The call will also be broadcast live over the Internet and can be accessed by visiting the Company’s investor information page at www.ashworthinc.com.

About Ashworth, Inc.

Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers under the Ashworth® brand. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. The Game is a leading headwear brand in collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

For more information, please visit the Company’s Web site at www.ashworthinc.com.

Forward-Looking Statements

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believes,” “anticipates,” “expects,” “predicts,” “estimates,” “projects,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with a potential liquidity shortfall in the first half of fiscal 2009, implementing a successful transition in executive leadership, successful resolution of the current dispute with Callaway Golf, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Sun Ice® and Callaway Golf apparel product lines, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company’s ERP system, and other risks described in Ashworth, Inc.’s SEC reports, including the Annual Report on Form 10-K for the year ended October 31, 2007, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2007.

ASHWORTH, INC.
Consolidated Statements of Income
Third Quarter and Nine Months Ended July 31, 2008 and 2007
(Unaudited)	Summary of Results of Operations
	2008	2007
THIRD QUARTER
Net Revenue	$45,155,000	$49,461,000
Cost of Sales	29,399,000	30,578,000
Gross Profit	15,756,000	18,883,000
Selling, General and Administrative Expenses	22,807,000	21,841,000
Loss from Operations	(7,051,000)	(2,958,000)
Other Income (Expense):
Interest Income	13,000	24,000
Interest Expense	(840,000)	(837,000)
Other Income (Expense), net	13,000	(54,000)
Total Other Expense, net	(814,000)	(867,000)
Loss Before Provision for Income Taxes	(7,865,000)	(3,825,000)
Provision for Income Taxes	(1,716,000)	(1,824,000)
Net Loss	($9,581,000)	($5,649,000)

Loss Per Share – BASIC	($0.65)	($0.39)
Weighted Average Common Shares Outstanding	14,714,000	14,602,000

Loss Per Share – DILUTED	($0.65)	($0.39)
Adjusted Weighted Average Shares and Assumed Conversions	14,714,000	14,602,000

NINE MONTHS
Net Revenue	$137,500,000	$147,597,000
Cost of Sales	84,858,000	89,856,000
Gross Profit	52,642,000	57,741,000
Selling, General and Administrative Expenses	64,950,000	62,799,000
Loss from Operations	(12,308,000)	(5,058,000)
Other Income (Expense):
Interest Income	63,000	82,000
Interest Expense	(2,562,000)	(2,209,000)
Other Income (Expense), net	1,069,000	(114,000)
Total Other Expense, net	(1,430,000)	(2,241,000)
Loss Before Provision for Income Taxes	(13,738,000)	(7,299,000)
Provision for Income Taxes	(2,339,000)	(3,331,000)
Net Loss	($16,077,000)	($10,630,000)

Loss Per Share – BASIC	($1.09)	($0.73)
Weighted Average Common Shares Outstanding	14,714,000	14,548,000

Loss Per Share – DILUTED	($1.09)	($0.73)
Adjusted Weighted Average Shares and Assumed Conversions	14,714,000	14,548,000

ASHWORTH, INC.
Consolidated Balance Sheets
As of July 31, 2008 and 2007
(Unaudited)
	July 31,	July 31,
ASSETS	2008	2007

CURRENT ASSETS
Cash and Cash Equivalents	$1,556,000	$7,869,000
Accounts Receivable - Trade, net	32,500,000	31,334,000
Inventories, net	55,365,000	53,608,000
Other Current Assets	4,691,000	5,916,000
Total Current Assets	94,112,000	98,727,000

Property, Plant and Equipment, net	33,862,000	38,303,000
Other Assets, net	25,005,000	25,585,000
Total Assets	$152,979,000	$162,615,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of Credit Payable	$34,928,000	$22,300,000
Current Portion of Long-Term Debt	591,000	2,339,000
Accounts Payable – Trade	11,779,000	10,287,000
Other Current Liabilities	10,013,000	10,102,000
Total Current Liabilities	57,311,000	45,028,000

Long-Term Debt	10,828,000	14,385,000
Other Long-Term Liabilities	2,415,000	2,041,000
Stockholders’ Equity	82,425,000	101,161,000
Total Liabilities and Stockholders’ Equity	$152,979,000	$162,615,000

CONTACT:
Ashworth, Inc.
Allan H. Fletcher, CEO
Eddie Fadel, President
Greg W. Slack, CFO
(760) 929-6100